UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 19, 2016

JAMES RIVER GROUP HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-36777	98-0585280
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Wellesley House, 2nd Floor, 90 Pitts Bay Road, Pembroke Bermuda	HM 08
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	+1-441-278-4580

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2016, James River Group Holdings, Ltd. (the “Company”) announced the appointment of Sarah C. Doran as Chief Financial Officer of the Company and its subsidiary holding companies effective January 16, 2017 (the “Effective Date”). The Company issued a press release announcing Ms. Doran’s appointment, a copy of which is included as Exhibit 99.1 to this Current Report on Form 8-K.

Ms. Doran, age 43, has served as Senior Vice President, Investor Relations and Treasurer of Allied World Assurance Company Holdings, AG since April 2013. Prior to that, Ms. Doran served in various positions at Barclays in the Financial Institutions Group from 2008 to 2013, most recently as a Director. Prior to Barclays, Ms. Doran served as a Vice President in the Financial Institutions Group at Lehman Brothers commencing in 2003. Ms. Doran received an MBA in Finance and Economics from the Booth School of Business at the University of Chicago and a BA in Government from the University of Notre Dame.

Ms. Doran and Robert Myron, the Company’s President and Chief Operating Officer, will share responsibility as the Company’s principal financial officer until the date that the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 is filed. Thereafter, Ms. Doran will become the Company’s sole principal financial officer.

As part of her appointment as Chief Financial Officer, Ms. Doran entered into a letter agreement with the Company, dated as of December 19, 2016. The letter agreement provides for an initial three year term of employment, with automatic renewals after the initial term for one year periods unless one of the parties gives notice to the other of non-renewal not less than 60 days prior to the end of any term.

Pursuant to the letter agreement, Ms. Doran will (i) receive an initial base salary of $400,000 per year, (ii) be eligible to receive an annual discretionary cash bonus, which, for 2017, has a target amount equal to her base salary, and (iii) be eligible to participate in any long-term incentive plan of the Company, which, for 2018, is a long-term incentive equity grant with a target value equal to her base salary.

The letter agreement provides for Ms. Doran to receive an initial equity grant of options to acquire common shares of the Company, and/or restricted share units (“RSUs”), with an aggregate value equal to $650,000. The initial equity grant will be made within 45 days after the Effective Date, and will vest in three substantially equal annual installments contingent upon Ms. Doran’s continued employment with the Company. Ms. Doran is also entitled to a sign on bonus of $150,000 to be paid within ten days of the Effective Date.

The letter agreement also provides that Ms. Doran will be entitled to participate in all employee benefit plans and other fringe benefits or plans generally available to executive employees of the Company, including, (i) tax equalization gross-up payments or other Bermuda tax payments that she may be subject to with respect to any payments or benefits that she is entitled to in order to

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reimburse her for any Bermuda taxes imposed upon her, and (ii) reimbursement for reasonable relocation expenses incurred by Ms. Doran in relocating to North Carolina.

In the event Ms. Doran’s employment is terminated without cause by the Company, by her for good reason (with the terms “cause” and “good reason” defined in the letter agreement), or the Company serves notice to her that it is not renewing her employment, Ms. Doran shall be entitled to receive, (i) reimbursement for reasonable relocation expenses for a move from North Carolina to the New York City metropolitan area, and (ii) subject to execution and delivery to the Company of a general release, (a) her base salary paid in monthly installments for a period of 18 months, (b) any unpaid discretionary cash bonus awarded to her for the year prior to which any such termination occurs, and (c) continuation of insurance coverage for a period of 12 months (or if not permitted under the Company’s health insurance plan, payment of the amount the Company would have paid for such coverage if Ms. Doran had remained employed); provided, that in the case of the benefits in clause (ii), she complies with confidentiality obligations and restrictions on competition and non-solicitation. In the event that Ms. Doran violates such obligations, she will be required to repay the Company any amounts paid to her in respect of the benefits in clause (ii) of the preceding sentence.

The foregoing description of the letter agreement is qualified in its entirety by reference to the letter agreement, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

10.1	Letter Agreement, dated December 19, 2016, among James River Group Holdings, Ltd., James River Group, Inc. and Sarah Doran

99.1	Press Release of the Company dated December 19, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

James River Group Holdings, Ltd.

Dated: December 22, 2016	By:	/s/ Robert P. Myron
Robert P. Myron
President and Chief Operating Officer

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Exhibits

Exhibit No.	Description

10.1	Letter Agreement, dated December 19, 2016, among James River Group Holdings, Ltd., James River Group, Inc. and Sarah Doran

99.1	Press Release of the Company dated December 19, 2016

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